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                                                                    EXHIBIT 99.1

[ENCOMPASS LOGO]

                                                Encompass Services Corporation
                                                3 Greenway Plaza, Suite 2000
                                                Houston, Texas 77046
                                                Phone: 713-860-0100
                                                Fax: 713-960-8036
                                                encompass.com

News Release

                  ENCOMPASS RECEIVES WAIVER FROM SENIOR LENDERS

HOUSTON, October 1, 2002 - Encompass Services Corporation (NYSE: ESR) announced today that it has received a waiver from its senior lenders relieving it from compliance with the financial covenants contained in its senior credit facility through October 15, 2002.

Encompass stated that because it considers the successful completion of its previously announced Rights Offering highly unlikely, and in order to provide the Company with additional flexibility and liquidity, it has elected not to reduce the amount drawn under its revolving credit facility as of September 30, 2002. As a result, the Company believes it would not have met the financial covenants contained in its senior credit facility measured as of September 30, 2002 without the waiver the Company has obtained, and without the waiver would have been in default under its senior credit facility. As of September 30, 2002, the Company had approximately $118 million in cash.

"We appreciate the continued support of our senior lenders," said Joe Ivey, President and Chief Executive Officer of Encompass. "We also appreciate the ongoing support that we have received from our employees, vendors, customers and surety providers. We remain committed to finding an appropriate solution to strengthen our financial position."

A major component of the Company's Rights Offering is an investment of $35 million in the Company to be made by Apollo Management IV, L.P. and Apollo Overseas Partners IV, L.P. ("Apollo"). Apollo's obligation to close its investment is subject to several conditions precedent, including the absence of a material adverse change in the Company's business and the absence of any default, amendment or waiver of its senior credit facility. Further, the Apollo investment is an affirmative covenant under the senior credit facility. In the event the Apollo investment does not close, without a waiver of that covenant, the Company will be in default under the senior credit facility.

Encompass stated that it is exploring all strategic options to restructure and/or reduce total debt levels and improve its balance sheet in order to enhance the Company's prospects for future growth and increased profitability. It has retained Houlihan Lokey Howard Zukin Capital as its financial advisor to assist in evaluating its strategic options. Some of those options would result in the termination of the Rights Offering and the cancellation of the upcoming Encompass Special Meeting of Shareholders scheduled for October 15, 2002, at which shareholder approval of the Apollo investment is being requested.

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In light of these events, the Company announced that it is withdrawing all forecasts and financial guidance, including its revenue and EBITDA guidance, and has terminated its Employee Stock Purchase Plan, whereby employees purchase Encompass common stock through payroll withholding, as well as the ability of employees to purchase Encompass common stock through its 401(k) plan.

About Encompass Services Corporation

Encompass Services Corporation is one of the nation's largest providers of facilities systems and services. Encompass provides electrical technologies, mechanical services and cleaning systems to commercial, industrial and residential customers nationwide. Additional information and press releases about Encompass are available on the Company's web site at www.encompass.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: default by the Company under its senior credit facility and the inability of the Company to obtain additional waivers from its senior lenders; failure of the company's surety to continue to provide bonds; failure by the Company's vendors to maintain existing credit terms; the level of demand for its services by multi-site customers; the level of interest rates, which affects demand for the Company's services and its interest expense; the potential impact of any acquisition, disposition, merger, joint venture or any other significant financial transactions that could occur in the future; working capital requirements; general economic conditions; as well as other factors listed in the Company's Form 10-K for the year ended December 31, 2001, as amended, and its most recent Form 10-Q.

Contacts:
Derron Slonecker / Barry Silbert
Houlihan Lokey Howard Zukin Capital
212-497-4100

For Media:
Andy Brimmer / Laura Smith
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

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